SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: February 4, 2003
(Date of earliest event reported)

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H.T.E., INC.
(Exact name of registrant as specified in its charter)

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Florida	0-22657	59-2133858
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1000 Business Center Drive
Lake Mary, Florida 32746
(Address of principal executive offices, zip code)

(407) 304-3235
(Registrant’s telephone number, including area code)

Exhibit Index
Agreement and Plan of Merger
Press Release

Item 5.   Other Events.

      On February 5, 2003, H.T.E., Inc. (“HTE”) and SunGard Data Systems Inc. (“SunGard”) announced that they had entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated February 4, 2003, by and among HTE, SunGard, and Lake Acquisition Corp. Inc., a wholly owned subsidiary of SunGard (“Merger Sub”). Upon the terms and subject to the conditions set forth in the Merger Agreement:

      (1)  Merger Sub will commence a cash tender offer to acquire all outstanding shares of HTE Common Stock at a price of $7.00 per share in cash.

      (2)  Following successful completion of the tender offer, and the satisfaction or waiver of certain conditions, Merger Sub will merge with and into HTE, with HTE surviving the merger as a wholly owned subsidiary of SunGard, and all remaining outstanding shares of HTE Common Stock will be converted into the right to receive $7.00 per share in cash.

      The consummation of the transaction is subject to customary conditions, including that at least a majority of the fully diluted shares are tendered in the tender offer and the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Merger Agreement is attached hereto as Exhibit 2.1.

      Certain Shareholders of HTE holding in the aggregate Common Stock representing approximately 49.6% of the of the total outstanding shares have entered into a “Tender and Voting Agreement” with SunGard and Merger Sub in which they have agreed, among other things, to tender their shares into the offer. Such Shareholders have also granted SunGard a proxy with respect to the voting of their shares of HTE Common Stock, upon the terms set forth in the Tender and Voting Agreement.

      A copy of the press release issued by HTE and SunGard on February 5, 2003, announcing the transactions contemplated by the Merger Agreement, is attached hereto as Exhibit 99.1.

Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits.

(a) Financial Statements:

Not required.

(b) Pro Forma Financial Information:

Not required.

(c) Exhibits:

2.1	Agreement and Plan of Merger, dated February 4, 2003, by and among HTE Corporation, SunGard Data Systems Inc., and Lake Acquisition Corp. Inc.

99.1	Press Release entitled “SunGard to Acquire HTE,” dated February 5, 2003.

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this amended report to be signed on its behalf by the undersigned hereunto duly authorized.

H.T.E., INC. (Registrant)

Date: February 5, 2003.	By:	/s/ Joseph M. Loughry, III

Joseph M. Loughry, III President and CEO

Exhibit Index

Exhibit	Description

2.1	Agreement and Plan of Merger, dated February 4, 2003, by and among HTE Corporation, SunGard Data Systems Inc., and Lake Acquisition Corp. Inc.

99.1	Press Release entitled “SunGard to Acquire HTE,” dated February 5, 2003.